Exhibit 4.7
TOFUTTI BRANDS INC.

2014 EQUITY INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AGREEMENT

This Non-Qualified Stock Option Agreement (“Option Agreement”), is dated as of _____ __, 20__ (the “Grant Date”), between Tofutti Brands Inc., a Delaware corporation (the “Company”) and ______ (the “Participant”). This Option Agreement is pursuant to the terms of the Tofutti Brands Inc. 2014 Equity Incentive Plan (the “Plan”), a copy of which has been furnished to the Participant and the terms of which are incorporated herein by reference. Unless otherwise indicated, whenever capitalized terms are used in this Option Agreement, they shall have the meanings set forth in the Plan.

Section 1. Grant of Options. The Participant is hereby granted an option representing ________ shares (“Shares”) of the Company’s common stock, $.01 par value (“Common Stock”) under the terms and conditions specified herein (the “Option”). Such Option is a non-qualified stock option and is not intended to constitute an Incentive Stock Option.

Section 2. Option Price. The exercise price of the Option shall be $_____ per share (the “Option Price”)[, which is at least equal to the Fair Market Value on the Grant Date].

Section 3. Vesting of Option.

3.1 Vesting Schedule. The Option shall vest and become exercisable based on the passage of time according to the following vesting schedule:

[Insert vesting schedule]

3.2 Accelerated Vesting. Notwithstanding Section 3.1 hereof, the Option shall become fully and immediately vested and exercisable upon: [(i)] the death or disability of the Participant[; and (ii) a Sale Event (as defined below) [provided that the Participant has been employed by the Company for a period of at least six (6) months as of the date of the Sale Event], except as determined in the sole discretion of the Committee and as set forth herein].

[For purposes of this Section 3.2, “Sale Event” means the consummation of (i) a voluntary dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity immediately upon completion of such transaction, or (iv) any other transaction in which the owners of the Company’s outstanding voting power prior to such transaction do not own at least a majority of the outstanding voting power of the relevant entity after the transaction, in each case, regardless of the form thereof.]

Section 4. Option Term. The Option may be exercised, to the extent that it is vested pursuant to Section 3, during the Option Term, unless earlier terminated in accordance with the terms of the Plan. For purposes hereof, the “Option Term” shall commence on the Grant Date and shall expire on the earlier of (i) the tenth anniversary of the Grant Date, and (ii) 90 days from the date that the Participant ceases to be employed by (or act as a consultant to) the Company or any of its subsidiaries. Upon the expiration of the Option Term, to the extent unexercised, the Option shall terminate and be of no further force or effect.

Section 5. Exercise of Option. An Option may be exercised by the Participant (or such other person as may be specified in the Plan) with respect to whole shares only, by completing the Exercise Notice attached hereto as Exhibit A and giving such completed Exercise Notice to the Company along with payment of the Option Price as described below.

The Option Price for the Shares acquired pursuant to the exercise of the Option shall be paid: [(i)] in cash or by check; [(ii) in whole shares of Common Stock already owned by the Participant; or (iii) a combination of (i) and (ii) above. The value of any share of Common Stock delivered in payment of the Option Price shall be its Fair Market Value of a share of Common Stock on the date the Option is exercised]. To the extent that the Common Stock is publicly traded, the Participant also may elect to make payment of the Option Price by arranging with a third party broker to sell a number of Shares otherwise deliverable to the Participant and attributable to the exercise of the Option in order to pay the aggregate exercise price of the Option and any applicable withholding and employment taxes due.

Section 6. Withholding of Taxes. The Company shall withhold from any amounts due and payable by the Company to the Participant (or secure payment from the Participant in lieu of withholding) the amount of any federal or state withholding or other taxes, if any, due from the Company with respect to the exercise of the Option, and the Company may defer such issuance until such withholding or payment is made unless otherwise indemnified to its satisfaction with respect thereto. The Company shall have the right to: (i) make deductions from any settlement of this Option, including the delivery of Shares, or require Shares or cash, or both, be withheld from any settlement of this Option, in each case in an amount sufficient to satisfy the withholding obligation but such amount shall not exceed the minimum required by Federal, state and local tax withholding due upon exercise; or (ii) take such other action as may be necessary or appropriate to satisfy the withholding obligation.

Section 7. Adjustments. If at any time while the Option is outstanding, the number of outstanding shares of Common Stock is changed by reason of a reorganization, recapitalization, stock split or any other event described in the Plan, the number and/or kind of Shares subject to the Option and/or the Option Price of such Shares shall be adjusted in accordance with the provisions of the Plan.

Section 8. Option Not Transferable. This Option may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Participant, except by will or laws of descent and distribution, and during the Participant’s life, may only be exercised by the Participant. Any attempt to effect a transfer of this Option that is not otherwise permitted by the Board of Directors, the Plan, or this Option Agreement shall be null and void.

Section 9. No Rights as Shareholder or Continued Employment.

9.1 No Right as Shareholder. The Participant shall not have any privileges of a shareholder of the Company with respect to any Shares subject to (but not acquired upon valid exercise of) the Option, nor shall the Company have any obligation to pay any dividends or otherwise afford any rights to which Shares are entitled with respect to such Shares, until the date of the issuance to the Participant of a stock certificate evidencing such Shares.

9.2 No Right to Continued Employment. Nothing in this Option Agreement shall confer upon a Participant who is an employee of the Company or any of its subsidiaries any right to continue in the employ of the Company or any of its subsidiaries or to interfere in any way with the right of the Company or any of its subsidiaries to terminate the Participant’s employment at any time.

Section 10. Miscellaneous Provisions.

10.1 Notices. All notices, requests and demands to or upon a party hereto shall be in writing and shall be deemed to have been duly given when delivered by hand or three days after being deposited in the mail, postage prepaid or, in the case of facsimile notice, when received, addressed as follows or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

If to the Company, to the following address:

Tofutti Brands Inc.
50 Jackson Drive
Cranford, New Jersey 07016
Attn: Chief Financial Officer
Telephone: (908) 272-2400

If to the Participant, to the address or facsimile number as shown on the signature page hereto.

10.2 Amendment. This Option Agreement may be amended only by a writing executed by the parties hereto that specifically states that it is amending this Option Agreement.

10.3 Governing Law. This Option Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Delaware, other than the conflict of laws’ provisions of such laws.

10.4 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Option Agreement.

10.5 Construction. The construction of this Option Agreement is vested in the Company’s Board of Directors and the Board of Directors’ construction shall be final and conclusive on all persons.

[Signature Page Follows]

IN WITNESS WHEREOF, this Option Agreement has been executed and delivered by the parties hereto.

PARTICIPANT                                                                                                                                         TOFUTTI BRANDS INC.

Name:	Name:
Title:
Address:
Telephone number:
Facsimile:

EXHIBIT A

TOFUTTI BRANDS INC.

2014 EQUITY INCENTIVE PLAN

EXERCISE NOTICE

Tofutti Brands Inc.

Attention: Stock Administration

1. Exercise of Option. Effective as of today, ___________, _____, the undersigned (“Participant”) hereby elects to exercise Participant’s option to purchase _________ shares of the Common Stock (the “Option Shares”) of Tofutti Brands Inc. (the “Company”) under and pursuant to the Company’s 2014 Equity Incentive Plan (the “Plan”) and the Non-Qualified Stock Option Agreement dated _____________________ (the “Option Agreement”). Capitalized terms used herein without definition shall have the meanings given in the Option Agreement.

Date of Grant:		______________________________
Number of Option Shares as to which Option is Exercised:
Exercise Price per Share:		$____________
Total Exercise Price:		$____________
Certificate to be Issued in Name of:
Cash Payment Delivered Herewith:	☐	$____________

2. Representations of Participant. Participant acknowledges that Participant has received, read, and understood the Plan and the Option Agreement. Participant agrees to abide by and be bound by their terms and conditions.

3. Rights as Shareholder. Until the stock certificate evidencing such Option Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Option Shares subject to the Option, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued. Participant shall enjoy rights as a shareholder until such time as Participant disposes of the Option Shares or the Company. Upon such disposition, Participant shall have no further rights as a stockholder with respect to the disposed Option Shares.

4. Tax Consultation. Participant understands that Participant may incur income tax consequences as a result of Participant’s purchase of the Option Shares. Participant represents that Participant has consulted with any tax consultants Participant deems advisable in connection with the purchase of the Option Shares and that Participant is not relying on the Company for any tax advice.

5. Restrictive Legends and Stop-Transfer Orders.

5.1 Legends. Unless the Option Shares have been registered pursuant to an effective registration statement filed with the Securities and Exchange Commission, Participant understands and agrees that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Option Shares together with any other legends that may be required by state or federal securities laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE, TRANSFER, PLEDGE, OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

5.2 Stop Transfer Notices. Participant agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

5.3 Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Option Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Option Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Option Shares shall have been so transferred.

6. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Participant and his or her heirs, executors, representatives, administrators, successors, and assigns.

7. Interpretation. Any dispute regarding the interpretation of this Exercise Notice shall be submitted by Participant or by the Company forthwith to the Company’s Board of Directors or committee thereof that is responsible for the administration of the Plan (the “Committee”), which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Committee shall be final and binding on the Company and on Participant.

8. Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware excluding that body of law pertaining to conflicts of law. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

9. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed to the other party at its address as shown below beneath its signature, or to such other address as such party may designate in writing from time to time to the other party.

10. Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

11. Delivery of Payment. Participant herewith delivers to the Company the full Exercise Price for the Option Shares as set forth above in Section 1, as well as any applicable withholding tax.

12. Entire Agreement. The Plan and Option Agreement are incorporated herein by reference. This Agreement, the Plan, and the Option Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

Accepted by:	Submitted by:

TOFUTTI BRANDS INC.	PARTICIPANT

By:
Name:	Name:
Its:	Address: